UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                             (Amendment No. _____)*


                                 Alfacell Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    015404106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 12, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)
----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 015404106                   13G                   Page 2 of 7 Pages


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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         Knoll Capital Management, LP
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]
                                                                 Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,333,180
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,333,180
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,333,180
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.87%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


         PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 015404106                   13G                   Page 3 of 7 Pages


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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         Fred Knoll
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]
                                                                 Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


         USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,333,180
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,333,180
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         3,333,180
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.87%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 015404106                   13G                   Page 4 of 7 Pages


--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


         Europa International, Inc.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [X]
                                                                 Joint Filer
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION


         British Virgin Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,762,300
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,762,300
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


         1,762,300
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [-]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.31%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*


         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 015404106                   13G                   Page 5 of 7 Pages


Item 1(a).  Name of Issuer:

                          Alfacell Corporation (the "Issuer")

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

                          225 Belleville Avenue
                          Bloomfield, New Jersey 07003

--------------------------------------------------------------------------------
Item 2(a).  Name of Persons Filing:

                          Knoll Capital Management LP ("KCMLP")
                          Fred Knoll ("Knoll")
                          Europa International, Inc. ("Europa")

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                          The principal business address for each of KCMLP, Knoll and Europa is 200 Park Avenue, Suite 3900, New York, New York 10166.

--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

                          KCMLP is a Limited Partnership formed and existing under the laws of the State of Delaware.
                          Knoll is a citizen of the United States.
                          Europa is a company organized under the laws of the British Virgin Islands.

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

                          This statement on Schedule 13G is being filed with respect to Common Stock, $0.001 par value per share (the "Common Stock") of the Issuer.

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:


                          015404106
--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable.

     (a)    [_] Broker or dealer registered under Section 15 of the Exchange
            Act.

     (b)    [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)    [_] An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)    [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 015404106                   13G                   Page 6 of 7 Pages


Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  The information in items 1 and 5 through 11 on each of the cover pages on this Schedule 13G is hereby incorporated by reference.
--------------------------------------------------------------------------------

         (b)      Percent of class:

                  The information in items 1 and 5 through 11 on each of the cover pages on this Schedule 13G is hereby incorporated by reference.
--------------------------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  The information in items 1 and 5 through 11 on each of the cover pages on this Schedule 13G is hereby incorporated by reference.

         The 3,333,180 shares of the Common Stock of the Issuer covered by this
Schedule 13G are beneficially owned by KCMLP as the investment manager for (i) Europa, an equity fund which holds 1,762,300 shares of the Common Stock, consisting of 1,169,800 shares of Common Stock and immediately exercisable Warrants to purchase 592,500 shares of Common Stock (ii) an equity fund which holds 1,510,880 shares of the Common Stock, consisting of 918,380 shares of the Common Stock and immediately exercisable warrants to purchase 592,500 shares of the Common Stock, and (iii) an account managed by KCMLP which holds 60,000 shares of the Common Stock. Knoll is the principal partner and president of KCMLP and as such has the power to vote and dispose of the shares of Common Stock owned by each of Europa and the accounts managed by KCMLP.

--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                           Not Applicable
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         As set forth in Item 4(c), the shares of Common Stock covered by this
         Schedule 13G are owned by persons other than KCMLP and Knoll, none of whom, other than Europa, holds five percent or more of the securities reported herein.
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                           Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.


                           Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.


                           Not Applicable.
          ----------------------------------------------------------------------

Item 10.  Certifications.

         (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 24, 2004                        KNOLL CAPITAL MANAGEMENT, LP


                                              By: /s/ Fred Knoll
                                                  ------------------------------
                                              Name: Fred Knoll
                                                  ------------------------------
                                              Title: President
                                                  ------------------------------

Dated:  August 24, 2004                       /s/ Fred Knoll
                                              ----------------------------------
                                              Fred Knoll

Dated:  August 24, 2004                       EUROPA INTERNATIONAL, INC.


                                              By: /s/ Fred Knoll
                                                  ------------------------------
                                              Name: Fred Knoll
                                                  ------------------------------
                                              Title: Investment Manager
                                                  ------------------------------


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                             JOINT FILING AGREEMENT


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely fling of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.


Dated: August 24, 2004                        KNOLL CAPITAL MANAGEMENT, LP


                                              By: /s/ Fred Knoll
                                                  ------------------------------
                                              Name:  Fred Knoll
                                                  ------------------------------
                                              Title: President
                                                  ------------------------------

Dated:  August 24, 2004                       /s/ Fred Knoll
                                              ----------------------------------
                                              Fred Knoll

Dated:  August 24, 2004                       EUROPA INTERNATIONAL, INC.


                                              By: /s/ Fred Knoll
                                                  ------------------------------
                                              Name: Fred Knoll
                                                  ------------------------------
                                              Title: Investment Manager
                                                  ------------------------------